                                                 Golden Capital Management, LLC

                                                                 Code of Ethics

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                                Code of Ethics
                                      For
                  Employees of Golden Capital Management, LLC

Code of Ethics

..   Introduction

..   Definitions

..   Prohibited Transactions

..   Approved Security Transactions

..   Compliance Procedures for Code of Ethics

..   Gifts and Entertainment

..   Sanctions

..   Exceptions

..   Employee Annual Acknowledgement

..   Personal Security Transaction Policy Summary

     .   Personal Security Transactions Procedure

     .   Exception Request for Personal Security Transaction

     .   Quarterly Personal Security Transaction Report

     .   Standard Letter - Duplicate Confirms

..   Written Policy on Insider Trading

     .   Acknowledgement

..   Agreement to Abide by Written Code of Ethics and Insider Policy

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                                Code of Ethics
                                      For
                  Employees of Golden Capital Management, LLC

GCM PRINCIPLE STATEMENT

   Golden Capital Management, LLC is in business to provide value to the investor, while simultaneously creating a welcoming and rewarding work environment. Any activities, which detract from these values, are against our values as a firm. In order to demonstrate our integrity and commitment to both legal compliance and ethics in our organization, Golden Capital Management, LLC has instituted a compliance program. Our goal is to both comply with all applicable rules and regulations, and avoid potential, actual and appearances of impropriety or conflicts of interest. Our compliance program consists of a strong Code of Ethics, a clear set of written Policies and Procedures, an ongoing monitoring program, as well as other components, all of which are established to insure that practices within our company remain true to our values.

INTRODUCTION

   This Code of Ethics has been adopted by Golden Capital Management, LLC ("GCM"), a registered investment adviser, in connection with various investment advisory services it provides to certain of the investment portfolios (each a "Client") of GCM. This Code contains standards and procedures intended to assure that Employees (as defined below) do not use any information concerning the investments or investment intentions of a Client, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Clients. The Personal Security Transactions Procedure, and forms of a request for security purchase exception and reporting requirements are incorporated into this Code of Ethics and attached as Appendix A.

SECTION 1. DEFINITIONS

(a) "Employee" means any employee, director, or officer, of GCM.

(b) "being considered for purchase or sale" means, with respect to a security, when a recommendation to purchase or sell that security has been communicated and, with respect to the person making the recommendation, when that person seriously considers making the recommendation.

(c) "Security" shall mean a security as defined in Section 2(a)(36) of the Investment Company Act of 1940 (the "Act");

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          "Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.;

          provided, however, that the term shall not include:

    (i)   direct obligations of the Government of the United States;

    (ii) high quality short-term debt instruments, including, but not limited to, bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements covering any of the foregoing, and, other money market instruments as determined by GCM.

    (iii) Shares issued by open-end funds unless the adviser or a control affiliate of the adviser acts as an investment adviser or principal underwriter of the fund; and

    (iv) Shares of unit investment trusts, as long as the trust is exclusively invested in unaffiliated mutual funds.

(d) "Management Team" means all Managing Directors of the firm, Greg Golden, Jeff Moser, Jon Cangalosi, and Lynette Alexander.

(e) "beneficial ownership" includes securities held by:

    i. Your spouse, minor children or relatives who share the same house with you.

    ii.   An estate for your benefit.

    iii.  A trust, of which

             (1) you are a trustee or you or members of your immediate family have a vested interest in the income or corpus of the trust, or

             (2) you own a vested beneficial interest, or

             (3) you are the grantor and you have the power to revoke the trust without the consent of all the beneficiaries.

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    iv.   A partnership in which you are a partner.

    v. A corporation (other than with respect to treasury shares of the corporation) of which you are an officer, director or

    vi.   10% stockholder.

    vii. Any other person if, by reason of contract, understanding, relationship, agreement or other arrangement, you obtain there from benefits substantially equivalent to those of ownership.

    viii. Your spouse or minor children or any other person, if, even though you do not obtain there from the above mentioned benefits of ownership, you can vest or revest title in yourself at once or at some future time.

    A beneficial owner of a security also includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power with respect to such security.

    Voting power includes the power to vote, or to direct the voting of such security, and investment power includes the power to dispose, or to direct the disposition of such security. A person is the beneficial owner of a security if he or she has the right to acquire beneficial ownership of such security at any time within sixty days.

SECTION 2. PROHIBITED TRANSACTIONS

(a) Insider Trading Policy. Employees are prohibited from trading in a security, on their behalf or for others, while in possession of material, nonpublic information ("insider trading"). Insider trading is a violation of the federal securities laws and may result in criminal and civil penalties for the Employee and the Firm. Tipping of material, nonpublic information is also prohibited.

    The Firm considers information to be material if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to act. Information is considered to be nonpublic when it has not been disseminated in a manner making it available to investors generally. Information becomes public once it is publicly disseminated; limited disclosure does not make the information public.

    Any questions regarding the Firm's insider trading policy should be directed to Harry Nelson. Mr. Nelson is responsible for monitoring employee compliance for the Firm.

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(b) Securities Transactions. Employees are prohibited from purchasing or selling any Security in any account in which the Employee has any direct or indirect beneficial ownership. Such transactions include, but are not limited to purchases or sales of Securities and private placements and purchases, sales and exercises of puts, calls and warrants. Employees are advised to only purchase allowed investments such as Government obligations, money market instruments, and mutual funds. Exceptions will be considered by the Management Team under the guidelines outlined in
    Section 3 below, "Approved Security Transactions".

(c) Undue Influence: Disclosure of Personal Interest. No Employee shall cause or attempt to cause any Client to purchase, sell, or hold any Security in a manner calculated to create any personal benefit to the Employee. No Employee shall recommend any Securities transactions for a Client without having disclosed his or her interest, if any, in such Securities or the issuer thereof, including, without limitation:

    (i) his or her direct or indirect beneficial ownership of any Securities of such issuer;

    (ii)  any position with such issuer or its affiliates; and

    (iii) any present or proposed business relationship between such issuer or its affiliates and the Employee or any party in which the Employee has a significant interest.

(f) Investment Opportunities. All Employees are expressly prohibited from taking personal advantage of any investment opportunity which is to the detriment of the Client.

(g) Confidentiality. Except as required in the normal course of carrying out an Employee's business responsibilities, Employees are prohibited from revealing information relating to the investment intentions or activities of any Client or Securities that are being considered for purchase or sale on behalf of any Client.

SECTION 3. APPROVED SECURITY TRANSACTIONS

(a) Employees are prohibited from purchasing or selling any Security in any account in which the Employee has any direct or indirect beneficial ownership. Such transactions include, but are not limited to purchases or sales of Securities and private placements and purchases, sales and exercises of puts, calls and warrants. Employees are advised to only purchase allowed investments such as Government obligations, money market instruments, and mutual funds. Exceptions must be presented to the Management Team for their approval. Exceptions include, but are not limited to gifting of securities, inherited securities, and commerce transactions involving Securities in lieu of cash.

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(b) Approval is not required for any of the following transactions:

    (i) purchases or sales for any account over which an Employee has no direct or indirect influence or control.;

    (ii)  purchases which are part of an automatic dividend reinvestment plan;
          or

    (iii) purchases made in the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were initially acquired from the issues.

(c) The Management Team may approve or deny an Employee request for an exception to the prohibition on purchases and sales of Securities.

    (i) The Employee will submit an Exception Request for Personal Security Transaction Form to Harry Nelson or, in his absence, a member of the Management Team.

    (ii) At least two members of the Management Team will consider the Exception Request. Approval or denial by the Management Team requires a consensus in favor of the transaction. Such consideration and response will not be unduly withheld. If approved, the approval will include the allowed time frame for the transaction.

    (iii) Examples of types of Exception Requests the Management Team would consider include gifting, inheritance, tax planning, and other broad financial considerations other than deemed specific investment opportunities.

SECTION 4. COMPLIANCE PROCEDURES FOR THE CODE OF ETHICS

(a) Monitoring and Enforcement. Mr. Nelson is responsible for monitoring Employee compliance with the Code of Ethics, insuring that all Employees comply with the Code, and enforcing the Code's requirements and prohibitions. Mr. Nelson will respond to any questions regarding the Code of Ethics.

    i. The reporting of perceived violations of the code will help the firm maintain its high ethical standing, and give life to its ability to live up to its principle statement. All employees are individually responsible for reporting any perceived code violations to the Chief Compliance Officer.

    ii. All employees are prohibited from negatively interfering with the job duties of a fellow employee, based on their reporting of perceived violations of the code.

    iii. The Chief Compliance Officer will be responsible for communicating reminders/refreshers no less than quarterly on the importance of the Code to the firm's business, and highlighting selected provisions of the code.

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(b) Personal Holdings Disclosure Requirement/Annual Certifications. Every
    Employee is required, upon his/her initial designation as an Employee to disclose all of his/her personal Securities holdings and accounts. On an annual basis, Mr. Nelson will distribute and subsequently obtain a certification from each Employee, as described in the Code of Ethics. If the Employee does not promptly deliver the requested certification, Mr. Nelson will notify one or more Managing Directors.

(c) Duplicate Trade Confirmation Requirement. Every Employee must direct his/her broker(s) to supply on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all accounts in which the Employee has any beneficial ownership. Duplicate trade confirmations are not required with respect to transactions effected for any account over which the Employee does not have any direct or indirect influence or control.

(d) All reports are to be filed with Mr. Nelson or his designee. Forms of reports for compliance can be found in Appendix A.

(e) Reviewing Personal Securities Transactions. Mr. Nelson will, on at least a quarterly basis, compare Exception Request for Personal Security Transaction Forms with duplicate brokerage confirmations, quarterly/monthly brokerage account statements, and quarterly transaction reports to ensure that each Employee has requested and obtained exception approval for each personal securities transaction during the quarter. If Mr. Nelson does not receive confirmations or statements on a timely basis, or quarterly reports no later than the 10/th/ day following the end of each calendar quarter, Mr. Nelson will contact the Employee(s) to request such document(s). If the Employee does not promptly deliver the requested document(s), Mr. Nelson will notify one or more Managing Directors.

(f) Exception Requests for Personal Security Transactions. Mr. Nelson will coordinate the Management Team review for all Exception Request for Personal Securities Transaction Forms. Before determining whether to grant a request, Mr. Nelson will obtain a report that shows whether one or more advisory clients own the security for which approval is sought. The report will also show the number of shares (or the principle amount, as applicable) owned by clients. The Management Team will consider such report, and any other information the Management Team believes is necessary or appropriate, in determining whether to grant a request. If an Employee seeks approval to acquire a privately placed security, Mr. Nelson will, on behalf of the Management Team, record, in writing, the reasons supporting any decision to approve the acquisition. The Firm will maintain such written records for at least five years after the end of the fiscal year in which the approval is granted.

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SECTION 5. GIFTS AND ENTERTAINMENT

(a) Gifts.

    (i) Gifts to or from a customer or an employee, officer of principal at a broker-dealer, financial institution, news or financial media (other than a close relative) may not exceed a total value of $100 in any calendar year without prior approval of two managing directors.

    (ii) An employee may not give or receive a gift if there is a reasonable possibility that it could be construed as an inducement related to Golden Capital Management, LLC's business.

    (iii) A gift should not be excessive and should always be commensurate with the position of the recipient. Certain gifts may fall within the monetary guidelines of the Company yet be considered excessive or otherwise embarrassing or compromising.

    (iv)  A gift may not be in the form of cash and securities.

    (v) A gift must be reimbursable by the Company. An employee may not circumvent this policy by paying for a gift from his or her own money.

    (vi) Gifts in excess of $50 to any employee, principal or officer of the New York Stock Exchange are prohibited.

    (vii) Gifts to or from any employee of any government or governmental agency are prohibited.

(b) Business Entertainment.

    "Ordinary and usual" business entertainment is typically not considered a gift or gratuity and allowed, so long as it is neither so frequent nor so extensive as to raise any question of propriety. As a general rule, if the donor is not present, the entertainment will be considered a gift and subject to the $100 policy. If the donor is present, the entertainment will typically not be a gift, provided the value of the entertainment is "reasonable." This standard of "reasonableness" will require an assessment of the value to the Company of the employee's participation in the entertainment. Employees are urged to exercise caution in making these assessments.

(c) Gifts Log

    All employees are required to notify the Chief Compliance Officer or his designee of any gifts given or received. The Chief Compliance Officer will maintain a "Gifts Log," so that the company can reasonably determine and demonstrate that it and its employees have complied with this section of the Code.

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SECTION 6. SANCTIONS

(a) Sanctions. If Mr. Nelson finds that an Employee has violated the Code of Ethics, Mr. Nelson will notify one or more Managing Directors. The Managing Directors will determine and impose appropriate disciplinary action, which may include a warning, disgorgement of profits made or losses avoided, and/or dismissal.

SECTION 7. EXCEPTIONS

The Managing Directors, or their designee may grant exceptions to the policies contained in the Code in appropriate circumstances.

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EMPLOYEE ACNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS

I ______________________________, an employee of Golden Capital Management, LLC acknowledge receipt and review of the Code of Ethics and the forms incorporated in Appendix A.


--------------------------------------  --------------------------------------
Name:                                   Date

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                       Golden Capital Management, L.L.C.
                        Employee Annual Acknowledgement

Name      ____________________________________________________________
Title     ____________________________________________________________
Telephone ____________________________________________________________

ACKNOWLEDGMENT OF SUPERVISION

I understand that I am a "supervised" and/or an "access" person of the adviser, and obligated to report any perceived Code of Ethics violations to the Chief Compliance Officer. I acknowledge that if I have perceived any Code of Ethics violations over the past year, that I have reported them to the Chief Compliance Officer.

PERSONAL HOLDINGS DISCLOSURE (Must Check One)

[ ] Duplicate account statements for all personal accounts are automatically mailed to GCM - Compliance. The reports identify every security, as defined in Section 1(c) of the Golden Capital Management, L.L.C. Code of Ethics, that I have any beneficial ownership and include every personal securities account.

[ ] I have attached a report that identifies every security, as defined in
    Section 1(c) of the Golden Capital Management, L.L.C. Code of Ethics, that I have any beneficial ownership and every personal securities account.

[ ] I have no securities or hold only securities identified as exempt in
    Section 1(c) of the Golden Capital Management, L.L.C. Code of Ethics.

I hereby certify that the information provided herein is complete and accurate. I also acknowledge that I have received, reviewed, and understand the Golden Capital Management, L.L.C. Code of Ethics and its subsidiaries, and have complied with all of their requirements.


--------------------------------------  --------------------------------------
Dated                                   Signature

Golden Capital Management, LLC            12                 November 15, 2005
Code of Ethics

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                 Personal Security Transaction Policy Summary
              For Employees of Golden Capital Management, L.L.C.

Summary

Employees may not engage in any Personal Security Transaction that would either create a conflict of interest with, be detrimental to, or take an investment opportunity away from a Client. Employees are referred to the Code of Ethics for Employees (the "Code") for the complete policy.

Standards

Personal Securities Transactions

Employees of Golden Capital Management are prohibited from the purchase or sell of individual securities except those specifically exempted by the Code.

Reporting Requirements

Employees must, upon his/her designation, and at least annually thereafter, disclose all of his/her personal securities holdings and accounts. Employees must direct his/her brokers(s) to supply, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all accounts in which Employee has any beneficial ownership.

Sanctions

Employees who violate the Code will be subject to disciplinary action, which could include disgorgement of profits made, or losses avoided, and/or dismissal.

Exceptions

The Managing Directors of Golden Capital Management, L.L.C., or their designee may grant exceptions to this policy in the appropriate circumstances.

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                       Golden Capital Management, L.L.C.
                   Personal Security Transactions Procedure

In every case, the application of this procedure is governed by the Code of Ethics for Employees (the "Code").

Personal Security Transactions:

Employees of Golden Capital Management are prohibited from the purchase or sell of individual securities except those specifically exempted by the Code.

Employees wishing to request an exception in order to purchase or sell a non-exempt security are required to initiate the process by using the "Exception Request for Personal Security Transaction" form. This form includes:

  .   A summary of the policy;

  . A place to provide a description of the transaction for which exception approval is sought;

  . Certifications as to compliance with the Golden Capital Management L.L.C. policies; and

  .   Signatures of both the Employee and Mr. Nelson or his designee.

The Management Team may give approve or deny an Employee request for an exception to the prohibition on purchases and sales of Securities. The Employee will submit an Exception Request for Personal Security Transaction Form to Harry Nelson or, in his absence, a member of the Management Team. At least two members of the Management Team will consider the Exception Request. Approval or denial by the Management Team requires a consensus in favor of the transaction. Such consideration and response will not be unduly withheld. If approved, the approval will include the allowed time frame for the transaction. Examples of types of Exception Requests the Management Team would consider include gifting, inheritance, tax planning, and other broad financial considerations other than deemed specific investment opportunities.

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                       Golden Capital Management L.L.C.
              Exception Request for Personal Security Transaction

Date and Time:                           Transaction Type:

Requested By:                            Security:

Title:                                   Security Type:

Telephone:                               CUSIP:

                                         # of Units:
--------------------------------------------------------------------------------
In requesting Exception Approval for the above transaction, I certify that:

     . I have read and agree to be bound by the Golden Capital Management, L.L.C. Code of Ethics and Insider Trading Policy. This proposed transaction would not violate any of the above.

     . This trade will not compete with and is not in conflict with any recent or imminent security trade of a Client for which I am an Employee.

     . I have no knowledge that this security is currently being considered for purchase or sale by a Client.

     . This trade is not being contemplated for the purpose of receiving personal financial gain in connection with any recent or imminent security trade of a Client.


                                              -----------------------------
Signature
--------------------------------------------------------------------------------
TRADE APPROVAL

[ ]   Trade approved                          [ ]  Trade Disapproved

By approving this trade, I certify that I am Exception Approval valid thru: not aware Of any reason this trade is in conflict with any Golden Capital Management, ______/ ______/_______
L.C.C. policy or Client.


--------------------------------------------  --------------------------------
Signed                                        Signed

--------------------------------------------  --------------------------------
Date and Time                                 Date and Time
--------------------------------------------------------------------------------
Instructions for completion of form:

..   Complete all boxes and sign form. Use a separate form for each security.

..   Harry Nelson, Chief Compliance Officer, or in his absence, his designee will complete the Trade Approval portion of the form.

..   Mr. Nelson will maintain the original form, and a copy of this form should be retained by the Access Person.

..   Trade must be completed within one business day of approval, of re-approval must be obtained.

The Managing Directors, or their designee may grant exceptions to the policies contained in the Code in appropriate circumstances.

Golden Capital Management, LLC            15                 November 15, 2005
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Golden Capital Management--Personal Security Transaction Report SEC Rule
204(a)(12)

For ______ Quarter ______

                                     Security
Date                         Ticker Description B/S/SS Shares Price Amount Broker
----                         ------ ----------- ------ ------ ----- ------ ------

Policy                                              Signed:
Statement:
                                                    --------------------------
           This form is required by the SEC for
           the employees of Golden Capital
           Management as described in the
           Investment Advisors Act of 1940. It      Date:
           must be completed within 10 days of the       ---------------------
           end of each calendar quarter.

           Listed above is record of every
           transaction for qualifying securities
           affected in accounts where the Employee
           has direct or indirect beneficial
           control for which duplicate confirms
           have not been sent to Harry Nelson,
           Chief Compliance Officer.

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December 1, 2000

Dear:

I am an employee of Golden Capital Management, LLC, which is an investment advisory firm. Golden Capital Management is not a broker / dealer. My firm is requesting information regarding my accounts to comply with SEC regulations and the firm's code of ethics. Please accept this letter as authorization to send all trade confirmations and monthly statements to the following address for the accounts listed below.

Golden Capital Management, LLC
Attn: Compliance
10715 David Taylor Drive, Suite 150
Charlotte, NC 28262

The account name and numbers are as follows:

Your cooperation and prompt attention to this matter is greatly appreciated. Please do not hesitate to contact me if you require additional information.


Sincerely,



Golden Capital Management, LLC            17                 November 15, 2005
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                     AGREEMENT TO ABIDE BY WRITTEN POLICY
                              ON INSIDER TRADING

The Company forbids any officer, director, employee, investment advisory representative, or other associated persons from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of the Insider Trading and Securities Fraud Enforcement Act of 1988. This conduct is frequently referred to as "insider trading." This policy applies to every officer, director, employee, investment advisory representative and other associated persons and extends to activities within and outside their duties at the Company. The "Agreement to Abide by the Written Policy of the Company on Insider Trading" must be read and signed by all officers, directors, employees, investment advisory representatives and other associated persons. Any questions regarding this policy should be referred to the Company's Chief Compliance Officer, Harry Nelson.

The term "insider trading" is not clearly defined in federal or state securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

  .   Trading by an insider on the basis of material non-public information;

  . Trading by a non-insider on the basis of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or,

  .   Communicating material non-public information to others.

The elements of insider trading and penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult the Company's Chief Compliance Officer, Harry Nelson.

I.   Who is an Insider?

     The term 'insider" is broadly defined. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if they enter into a special confidential relationship in the conduct of a company's affairs and, as a result, are given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, our Company may become a temporary insider of a client company it

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     advises or for which it performs other services. If a client company expects our Company to keep the disclosed non-public information confidential and the relationship implies such a duty, than our Company will be considered an insider.

II.  What is Material Information?

     Trading on insider information is not a basis for liability unless the information is material. "Material information" generally is defined as information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities, regardless of whether the information is related directly to the company's business. Information that officers, directors, employees, investment advisory representatives and other associated persons should consider material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and, extraordinary management developments.

III. What is Non-public Information?

     Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

IV.  Penalties for Insider Trading

     Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties described below even if they do not personally benefit from the activities surrounding the violation. Penalties include: civil injunctions; treble damages; disgorgement of profits; jail sentences; fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and, fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided. In addition, any violation of this policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

V.   Procedures to Implement Insider Trading Policy

     The following procedures have been established to aid the officers, directors, employees, investment advisory representatives and other associated persons of the Company in avoiding insider trading. Failure to follow these procedures may result in dismissal, regulatory sanctions and criminal penalties.

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     A.  Identify Insider Information

         Before trading or making investment recommendations for yourself or others, including investment companies or private accounts managed by the Company, or in the securities of a company about which you may have potential insider information, ask yourself the following questions:

         1. Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would substantially effect the market price of the securities if generally disclosed?

         2. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the market place by being published in publications of general circulation?

     B. If, after consideration of the above, the information is material and non-public, or if further questions arise as to whether the information is material and non-public, the following procedures shall be followed:

         1. Report the matter immediately to Mr. Nelson. (In this and all other matters, Mr. Nelson will report all insider trading matters that he originates to Greg Golden, president of the Firm.)

         2. Do not purchase, sell or recommend securities on behalf of yourself or others, including accounts managed by the Company.

         3. Do not communicate the information inside or outside the Company other than to Mr. Nelson.

         4. After the Mr. Nelson has reviewed the issue, you will be instructed as to the proper course of action to take.

     C.  Personal Securities Trading

         1. All officers, directors, employees, investment advisory representatives and other associated persons of the Company are required to submit a report to the Company of every securities transaction in which they, their families (including spouse, minor children and adults living in the same household), and any trust of which they are trustees or in which they have a beneficial interest or are parties, within ten (10) days after the end of the calendar quarter in which the transactions were effected. This report shall include the

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

             names of the securities, dates of the transactions, quantities, prices and broker/dealer or other entity through which the transactions were effected. This requirement may be satisfied by submitting copies of confirmations or account statements accompanied by a signed and dated notice of submission.

         2. Any transactions by an officer, director, employee, investment advisory representative and other associated persons (including their related parties) through a broker/dealer, investment advisory firm or clearing firm, other than the Company, shall be reported to the Company within ten (10) days after such transactions are effected and such report shall include the names of the securities, dates of the transactions, quantities, prices and broker/dealer or other entity through which the transactions were effected. This requirement may be satisfied by submission of duplicate confirmations accompanied by a signed and dated notice of submission.

     D.  Restricting Access to Material Non-Public Information

         Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within the Company except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed.

     E.  Resolving Issues Concerning Insider Trading

         If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with Mr. Nelson before trading or communicating the information to anyone.

     F.  Acknowledgment

         By affixing my signature below, I acknowledge that I have read and understood the foregoing policies and will comply in all respects with such policies.


      --------------------------    -------------------------
      Name                          Date

Golden Capital Management, LLC            21                 November 15, 2005
Code of Ethics

        Agreement to Abide by Written Code of Ethics and Insider Policy

This agreement is entered into by and between Golden Capital Management, LLC (the "Company") and the employee whose signature is represented below (the "Employee").

By signing this agreement, the Employee acknowledges that:

1. He or she has received a copy of the Company's Code of Ethics and the Company's Policy of Insider Trading;

2. He or she has read and understands the information contained in both documents; and,

3. He or she will abide by all rules, policies and procedures as described therein.


-----------------------------  -----------------------------
Employee                       Date

Golden Capital Management, LLC            22                 November 15, 2005
Code of Ethics